Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS; REAFFIRMS FULL YEAR 2021 OUTLOOK

MINNEAPOLIS, MN, May 3, 2021 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Summary:

●	Total revenue decreased 2% year-over-year, to $42.8 million, compared to $43.7 million in first quarter 2020.
●	Operating loss of $4.1 million, compared to operating loss of $4.5 million in first quarter 2020.
●	Net loss of $2.3 million, compared to net loss of $1.3 million in first quarter 2020.
●	Adjusted EBITDA loss of $7,000, compared to Adjusted EBITDA loss of $0.5 million in first quarter 2020.
●	Cash and cash equivalents of $46.9 million at March 31, 2021, compared to $47.9 million at December 31, 2020.

First Quarter 2021 Highlights:

●	On January 5, 2021, the Company announced the appointment of Sheri Dodd and Deepti Jain to the Company’s Board of Directors, effective January 1, 2021.
●	On March 15, 2021, the Company announced the appointment of Kristie Burns to the position of Senior Vice President of Marketing & Clinical Affairs, effective March 22, 2021. Ms. Burns succeeds Darren Wennen, who was promoted to Senior Vice President of Commercial Operations.

Highlights Subsequent to Quarter End:

●	On April 20, 2021, the Company announced the appointment of Eric Pauls to the position of Senior Vice President of Sales, effective May 1, 2021. Mr. Pauls succeeds Bryan Rishe, who is retiring in May.
●	On April 30, 2021, the Company entered into a Restated Credit Agreement with Wells Fargo Bank. The Restated Credit Agreement provides for a $25 million revolving credit facility with a three-year maturity and includes a $30 million accordion feature, allowing the Company to expand the total aggregate principal amount up to $55 million, subject to certain conditions. The prior Credit Agreement provided for a $10 million revolving credit facility with a $25 million accordion feature.

“We are pleased to deliver results that modestly exceeded our expectations for the first quarter of 2021,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “As anticipated, COVID-19 related restrictions and protocols continued to impact healthcare facilities’ recovery, as the winter holiday spike in COVID-19 cases persisted into January and February. Our team responded resourcefully, leveraging new approaches to train patients and expand our base of physician prescribers, partially offsetting the effects of the pandemic.”

Mr. Reuvers added, “Looking ahead, while not perfectly linear, we expect evidence of recovery from the pandemic to begin to materialize in Q2, with progressive improvements in the second half of the year. Under these assumptions, we are reaffirming our financial outlook for 2021 based on our continued confidence in the ability to return to year-over-year revenue growth approaching 20% in the second half of 2021. Longer-term, we look forward returning to our multi-year track record of delivering annual growth of 20% or more, as we continue to develop the market for lymphedema and related chronic conditions and bring relief to patients in need.”

First Quarter 2021 Financial Results

Total revenue in the first quarter of 2021 decreased $0.9 million, or 2%, to $42.8 million, compared to $43.7 million in the first quarter of 2020. First quarter revenue continued to be negatively impacted by COVID-19, primarily from social distancing requirements and patient cancellations. These headwinds were partially offset by the continued expansion of our commercial team, effective virtual educational events and an increase in the number of Medicare patients served.

Gross profit in the first quarter of 2021 decreased $0.8 million, or 3%, to $30.2 million, compared to $31.1 million in the first quarter of 2020. Gross margin was 70.7% of revenue, compared to 71.1% of revenue in the first quarter of 2020.

Operating expenses in the first quarter of 2021 decreased $1.2 million, or 3%, to $34.3 million, compared to $35.5 million in the first quarter of 2020. The reduction in operating expenses was driven by a decrease in sales and marketing expense of $4.2 million, or 18%, to $18.8 million, primarily due to virtual sales meetings, along with lower patient training costs and reduced travel and entertainment expenses. In addition, research and development expense decreased $0.4 million, or 25%, to $1.3 million, primarily due to slower clinical studies activity as a result of COVID-19. The decrease in these expenses was offset partially by reimbursement, general and administrative expenses, which increased $3.4 million, or 31%, to $14.3 million, compared to $10.9 million in the first quarter of 2020. The increase in reimbursement, general and administrative expenses was driven by increased occupancy costs, depreciation expense, legal and professional fees, as well as personnel-related expenses due to increased headcount.

Operating loss in the first quarter of 2021 decreased $0.4 million, or 8%, to $4.1 million, compared to an operating loss of $4.5 million in the first quarter of 2020.

Income tax benefit in the first quarter of 2021 was $1.8 million, compared to $2.9 million in the first quarter of 2020. The year-over-year decrease in income tax benefit was primarily due to the net operating loss carryback claim refund recognized in the first quarter of 2020, which did not impact the tax benefit in the first quarter of 2021.

Net loss in the first quarter of 2021 was $2.3 million, or $0.12 per diluted share, compared to a net loss of $1.3 million, or $0.07 per diluted share, in the first quarter of 2020. Weighted average shares used to compute diluted net income per share were 19.5 million and 19.2 million in the first quarters of 2021 and 2020, respectively.

Adjusted EBITDA loss was $7,000 in the first quarter of 2021, compared to Adjusted EBITDA loss of $0.5 million in the first quarter of 2020.

Cash Position

On March 31, 2021, cash and cash equivalents were $46.9 million, compared to $47.9 million at December 31, 2020. The Company had no outstanding borrowings on its revolving credit facility as of March 31, 2021.

Subsequent to quarter end, the Company entered into a Restated Credit Agreement with Wells Fargo Bank to renew and expand the size of its senior secured credit facility. The Restated Credit Agreement provides for a $25 million revolving credit facility with a three-year maturity and includes a $30 million accordion feature, which could allow the Company to expand the total aggregate principal amount up to $55 million, subject to certain conditions.

2021 Financial Outlook

The Company continues to expect full year 2021 total revenue in the range of $215.3 million to $224.5 million, representing an increase of 15% to 20% year-over-year, compared to total revenue of $187.1 million in 2020.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 3, 2021, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13718669. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13718669. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus litigation defense costs and plus executive transition costs. Adjusted EBITDA margin in this release represents net margin (net income or loss divided by total revenue), plus or less the same items as with Adjusted EBITDA, but on a percentage of revenue basis. Reconciliations of Adjusted EBITDA to net income (loss), and Adjusted EBITDA margin to net margin, are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss or net margin, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,
(In thousands, except share and per share data)	2021	2020
Assets
Current assets
Cash and cash equivalents	$46,925	$47,855
Accounts receivable	40,043	43,849
Net investment in leases	11,254	10,708
Inventories	22,042	18,563
Prepaid expenses and other current assets	2,235	2,638
Total current assets	122,499	123,613
Non-current assets
Property and equipment, net	6,746	6,957
Right of use operating lease assets	19,565	20,132
Intangible assets, net	1,683	1,680
Accounts receivable, non-current	10,727	9,433
Deferred income taxes	12,026	10,198
Other non-current assets	2,030	2,074
Total non-current assets	52,777	50,474
Total assets	$175,276	$174,087
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,352	$4,197
Accrued payroll and related taxes	8,547	11,588
Accrued expenses	3,227	4,423
Income taxes payable	2,658	2,658
Operating lease liabilities	1,966	2,006
Other current liabilities	2,235	1,842
Total current liabilities	27,985	26,714
Non-current liabilities
Accrued warranty reserve, non-current	3,259	3,235
Operating lease liabilities, non-current	18,910	19,388
Total non-current liabilities	22,169	22,623
Total liabilities	50,154	49,337

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,639,113 shares issued and outstanding as of March 31, 2021; 19,492,718 shares issued and outstanding as of December 31, 2020	20	19
Additional paid-in capital	107,312	104,675
Retained earnings	17,790	20,056
Total stockholders’ equity	125,122	124,750
Total liabilities and stockholders’ equity	$175,276	$174,087

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except share and per share data)	2021	2020
Revenue
Sales revenue	$36,125	$37,623
Rental revenue	6,647	6,052
Total revenue	42,772	43,675
Cost of revenue
Cost of sales revenue	10,691	10,922
Cost of rental revenue	1,851	1,680
Total cost of revenue	12,542	12,602
Gross profit
Gross profit - sales revenue	25,434	26,701
Gross profit - rental revenue	4,796	4,372
Gross profit	30,230	31,073
Operating expenses
Sales and marketing	18,785	22,970
Research and development	1,270	1,684
Reimbursement, general and administrative	14,259	10,870
Total operating expenses	34,314	35,524
Loss from operations	(4,084)	(4,451)
Other (expense) income	(10)	266
Loss before income taxes	(4,094)	(4,185)
Income tax benefit	(1,828)	(2,878)
Net loss	$(2,266)	$(1,307)
Net loss per common share
Basic	$(0.12)	$(0.07)
Diluted	$(0.12)	$(0.07)
Weighted-average common shares used to compute net loss per common share
Basic	19,545,558	19,173,580
Diluted	19,545,558	19,173,580

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2021	2020
Cash flows from operating activities
Net loss	$(2,266)	$(1,307)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	652	730
Net amortization of premiums and discounts on securities available-for-sale	—	(43)
Deferred income taxes	(1,828)	979
Stock-based compensation expense	2,457	2,728
Changes in assets and liabilities:
Accounts receivable	3,806	2,663
Net investment in leases	(546)	(735)
Inventories	(3,479)	(3,304)
Income taxes	—	(4,153)
Prepaid expenses and other assets	447	192
Right of use operating lease assets	49	151
Medicare accounts receivable, non-current	(1,294)	(973)
Accounts payable	5,022	4,741
Accrued payroll and related taxes	(3,041)	(1,804)
Accrued expenses and other liabilities	(779)	1,044
Net cash (used in) provided by operating activities	(800)	909
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	—	10,000
Purchases of property and equipment	(249)	(358)
Intangible assets costs	(62)	(36)
Net (used in) provided by investing activities	(311)	9,606
Cash flows from financing activities
Taxes paid for net share settlement of performance and restricted stock units	(1,115)	(1,160)
Proceeds from exercise of common stock options	1,296	172
Net cash provided by (used in) financing activities	181	(988)
Net (decrease) increase in cash and cash equivalents	(930)	9,527
Cash and cash equivalents – beginning of period	47,855	22,770
Cash and cash equivalents – end of period	$46,925	$32,297

Supplemental cash flow disclosure
Cash paid for taxes	$13	$311
Capital expenditures incurred but not yet paid	$133	$155

The following table summarizes revenue by product for the three months ended March 31, 2021 and 2020:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended
	March 31,		Change
(Dollars in thousands)	2021	2020	$	%
Flexitouch System	$37,437	$38,586	$(1,149)	(3)%
Other products(1)	5,335	5,089	246	5%
Total Revenue	$42,772	$43,675	$(903)	(2)%
(1)	The “other products” line primarily includes revenue from our Entre system. The Actitouch system and Airwear wrap contributed immaterial amounts of revenue for the three months ended March 31, 2021 and 2020.

The following table contains a reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2021 and 2020, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase
	March 31,		(Decrease)
(Dollars in thousands)	2021	2020	$	%
Net loss	$(2,266)	$(1,307)	$(959)	73%
Interest expense (income), net	5	(55)	60	(109)%
Income tax benefit	(1,828)	(2,878)	1,050	(36)%
Depreciation and amortization	652	730	(78)	(11)%
Stock-based compensation	2,457	2,728	(271)	(10)%
Litigation defense costs	867	—	867	—%
Executive transition costs	106	312	(206)	(66)%
Adjusted EBITDA	$(7)	$(470)	$463	(99)%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin for the three months ended March 31, 2021 and 2020, as well as the basis point change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Margin to Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended
	March 31,		Increase
(As a percentage of revenue)	2021	2020	(Decrease)
Net margin	(5.3)%	(3.0)%	(230)	bps
Interest expense (income), net	0.0%	(0.1)%	10	bps
Income tax benefit	(4.3)%	(6.6)%	230	bps
Depreciation and amortization	1.5%	1.7%	(20)	bps
Stock-based compensation	5.8%	6.2%	(40)	bps
Litigation defense costs	2.0%	0.0%	200	bps
Executive transition costs	0.3%	0.7%	(40)	bps
Adjusted EBITDA margin	—%	(1.1)%	110	bps

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com